TORTOISE TAX-ADVANTAGED SOCIAL INFRASTRUCTURE FUND

INVESTMENT SUB-ADVISORY AGREEMENT

INVESTMENT SUB-ADVISORY AGREEMENT (the “Agreement”), made as of this 4th day of September, 2020, between Tortoise Capital Advisors, L.L.C. (the “Adviser”), a limited liability company organized and existing under the laws of the State of Delaware, and Ecofin Advisors, LLC (the “Sub-Adviser”), a limited liability company and existing under the laws of the Delaware.

WHEREAS, the Investment Advisory Agreement dated as of March 16, 2018, (the “Advisory Agreement”) with Tortoise Tax-Advantaged Social Infrastructure Fund, a Maryland corporation (the “Company”), which is engaged in business as a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), was assigned via a corporate assignment from Tortoise Credit Strategies, LLC to the Adviser effective January 1, 2020;

WHEREAS, the Adviser is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, (the “Advisers Act”);

WHEREAS, the Adviser has authority under the Advisory Agreement to select sub-advisers for the Company;

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in the provision of a continuous investment program to a portion of the assets of the Company as determined by the Adviser (the “Allocated Assets”) and the Sub-Adviser is willing to furnish such services; and

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1. Appointment of Sub-Adviser

Adviser hereby retains the Sub-Adviser to act as sub-adviser for the Company and to manage the Allocated Assets for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such engagement and agrees to render the services set forth herein, for the compensation provided herein.

2. Duties of the Sub-Adviser

A. INVESTMENT ADVISORY SERVICES. Subject to the oversight of the Company’s Board of Directors (the “Board”) and the supervision of Adviser, the Sub-Adviser shall manage the Allocated Assets in accordance with the Company’s investment objectives, policies, and restrictions as in effect from time to time and provided to the Sub-Adviser in advance, and in compliance with the requirements applicable to registered investment companies under applicable laws and those requirements applicable to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (“Code”) and such other limitations as the Adviser or the Board of Company may institute, provided that such limitations have been provided to the Sub-Adviser in advance of the effective date. The Sub-Adviser shall and is authorized to (a) identify, evaluate, negotiate and make investment decisions with respect to the Allocated Assets; (b) monitor the portfolio of the Allocated Assets and place purchase and sale orders for portfolio transactions for the Allocated Assets; (c) perform due diligence on prospective portfolio companies; and (d) employ professional portfolio managers and securities analysts to provide research, advice and supervision services to the Company. In providing these services, the Sub-Adviser will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Allocated Assets. The Adviser agrees to deliver to Sub-Adviser any amendments or supplements to the Company’s Prospectus and Statement of Additional Information (the “Registration Statement”) that contain changes that pertain to the Sub-Adviser prior to the effectiveness thereof and Adviser acknowledges that Sub-Adviser reserves the right to terminate its engagement hereunder upon written notice pursuant to Section 8 hereof in the event Sub-Adviser reasonably believes it can no longer manage the investments of the Allocated Assets in accordance with the Company’s investment objectives, policies and restrictions as provided therein.

B. SUB-ADVISER UNDERTAKINGS. In all matters relating to the performance of this Agreement, the Sub-Adviser shall act in conformity with the Company’s Articles of Amendment and Restatement, dated February 20, 2018, as amended from time to time (the “Articles”) and Registration Statement and with the written instructions and directions of the Board and the Adviser, provided that such written instructions and directions have been received and confirmed by the Sub-Adviser in advance of the effective date. The Sub-Adviser hereby agrees to:

(i)

regularly report to the Board and the Adviser (in such form and frequency as the Adviser and Sub-Adviser mutually agree) with respect to the implementation of the investment program, compliance of the Allocated Assets with the Fund’s investment objectives, policies and restrictions, the 1940 Act and the Code, and on other topics as may reasonably be requested by the Board or the Adviser, including attendance at Board meetings, as reasonably requested, to present such reports to the Board;

(ii)

upon reasonable request, consult with the Company’s pricing agent regarding the valuation of securities, including those that are not registered for public sale, not traded on any securities markets, or otherwise may require fair valuation, provided that the Adviser acknowledges that the Sub-Adviser is not the valuation agent for the Company;

(iii)

upon reasonable request, provide, subject to any obligations or undertakings reasonably necessary to maintain the confidentiality of the Sub-Adviser’s non-public information, any and all information, records and supporting documentation about the composite of accounts and the portfolios the Sub-Adviser manages that have investment objectives, policies, and strategies substantially similar to those employed by the Sub-Adviser in managing the Allocated Assets; and

(iv)

upon reasonable request, review schedules of the Allocated Assets periodically provided to the Sub-Adviser by the Adviser and promptly confirm to the Adviser the concurrence of the Sub-Adviser’s records with such schedules.

C. EXPENSES. The Sub-Adviser will bear all of its expenses in connection with the performance of its services under this Agreement, except as otherwise provided in paragraph D below.

D. BROKERAGE. The Sub-Adviser will select brokers and dealers to effect all orders for the purchase and sale of Allocated Assets. The Sub-Adviser’s primary consideration in effecting a security transaction will be to obtain the best execution. In selecting a broker-dealer to execute a particular transaction, the Sub-Adviser will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and the difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Company on a continuing basis. Accordingly, the price to the Company in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the execution services offered. Subject to such policies as the Board may from time to time determine, the Sub-Adviser shall not be deemed to have acted unlawfully, or to have breached any duty created by this Agreement or otherwise, solely by reason of its having caused the Company to pay a broker or dealer that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a Company investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Company and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion. The Sub-Adviser is further authorized to allocate the orders placed by it on behalf of the Company to such brokers and dealers who also provide research or statistical material or other services to the Company or the Sub-Adviser. Such allocation shall be in such amounts and proportions as the Sub-Adviser shall determine and the Sub-Adviser will report on such allocations regularly to the Board indicating the brokers to whom such allocations have been made and the basis therefor.

E. AGGREGATION OF ORDERS. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Company as well as other clients of the Sub-Adviser, the Sub-Adviser may to the extent permitted by applicable laws and regulations, but shall be under no obligation to, aggregate the orders for securities to be purchased or sold. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Company and to its other clients. The Adviser recognizes that, in some cases, the Sub-Adviser’s allocation procedure may limit the size of the position that may be acquired or sold for the Company.

F. BOOKS AND RECORDS. The Sub-Adviser will maintain, or cause to be maintained, complete and accurate records in respect of all transactions relating to the Company’s portfolio. The Sub-Adviser will keep or will cause to be kept records in respect of all such portfolio transactions executed on behalf of the Company. To the extent permitted by applicable law, the Sub-Adviser shall provide such access to its books and records relating to the Company as the Company or the Adviser may reasonably request. The Sub-Adviser shall have access at all reasonable times to books and records maintained for the Company to the extent necessary for the Sub-Adviser to comply with all applicable securities or other laws to which it is subject, and further provided that the Company shall produce copies of such records and books whenever reasonably required to do so by the Sub-Adviser for the purpose of legal proceedings or dealings with any governmental or regulatory authorities or for its internal compliance procedures. Notwithstanding the foregoing, Sub-Adviser has no responsibility for the maintenance of the records of the Company, except for those related to the Allocated Assets.

G. SUB-ADVISER COMPLIANCE RESPONSIBILITIES. Sub-Adviser shall supply such reports or other documentation as reasonably requested from time to time by the Adviser to evidence Sub-Adviser’s compliance with the Company’s Registration Statement and any written policies or procedures adopted by the Board applicable to the Allocated Assets and any amendments or revisions thereto.

H. PROXY VOTING. The Sub-Adviser shall use its good faith judgment in a manner which it reasonably believes best serves the economic interests of the Company’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities comprising the Allocated Assets. The Adviser shall cause to be forwarded to Sub-Adviser or its designee all proxy solicitation materials that Adviser receives. Sub-Adviser agrees that it has adopted written proxy voting procedures that comply with the requirements of the Advisers Act. The Sub-Adviser further agrees that it will provide the Board, as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period or such other period as the Board may designate, in a format reasonably acceptable to the Board. Upon reasonable request, Sub-Adviser shall provide the Adviser with all proxy voting records relating to the Allocated Assets, including but not limited to those required by Form N-PX. Upon reasonable request, Sub-Adviser will also provide an annual certification, in a form reasonably acceptable to Adviser, attesting, to the best of the Sub-Adviser’s knowledge, to the accuracy and completeness of such proxy voting records.

3. COMPENSATION OF SUB-ADVISER. The Adviser will pay the Sub-Adviser the compensation specified in Schedule A. Such fees will be computed daily and paid quarterly, calculated at the annual rate set forth in Schedule A as determined by the Company’s accounting agent. The Adviser will use its best efforts to cause the quarterly payment to be made to the Sub-Adviser approximately on or about the same date upon which the Company pays the Adviser its advisory fee, which the parties generally expect to occur within five (5) days of the end of each calendar quarter. Compensation for any partial period shall be pro-rated based on the length of the period.

4. STANDARD OF CARE. The Sub-Adviser shall exercise its best judgment in rendering its services described in this Agreement. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, the Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company or the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or from reckless disregard or a material breach by it of its obligations and duties under this Agreement. The Sub-Adviser shall be solely responsible for the management of the Allocated Assets, and the Sub-Adviser’s compliance with the Advisers Act, rule and regulations thereunder, other federal and state laws, and written procedures of the Board will be determined solely by reference to the Allocated Assets. The Sub-Adviser shall have no liability with respect to the actions of any other investment adviser to the Company and shall not be charged with knowledge of the holdings or transactions of any positions of the Company other than the Allocated Assets.

5. NON-EXCLUSIVITY. The services of the Sub-Adviser to the Adviser with respect to the Allocated Assets are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies. The Adviser acknowledges that Sub-Adviser may give advice and take actions in the performance of its duties to clients which differ from the advice, or the timing and nature of actions taken, with respect to other clients’ accounts (including the Allocated Assets) or employee accounts which may invest in some of the same securities recommended to advisory clients.

6. MAINTENANCE OF INSURANCE. During the term of this Agreement, the Sub-Adviser will maintain comprehensive general liability coverage and will carry a fidelity bond covering it and each of its employees and authorized agents with limits of not less than those considered commercially reasonable and appropriate under the current industry practices. The Sub-Adviser shall promptly notify the Adviser of any reduction to or termination of said coverage.

7. CONFIDENTIALITY. Each party to this Agreement shall keep confidential any nonpublic information concerning the other party and will not use or disclose such information for any purpose other than the performance of its responsibilities and duties hereunder, unless the non-disclosing party has authorized such disclosure or if such disclosure is compelled by subpoena or is expressly required or requested by applicable federal or state regulatory authorities. In the event disclosure is required or requested as set forth above, the disclosing party will, to the extent permitted and reasonably practicable to do so under the circumstances then prevailing, provide prior written notice to the other party to allow such party an opportunity to seek an appropriate protective order or other relief, provided that such prior notice shall not be required when the disclosing party reasonably believes the request for disclosure is pursuant to a routine regulatory examination. Nonpublic information shall not include information a party to this Agreement can clearly establish was (a) known to the party prior to this Agreement; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference or reliance upon the nonpublic information.

8. TERM OF AGREEMENT. This Agreement shall become effective as of the date hereof and shall continue in effect for an initial period of two years from the date of execution. Thereafter, this Agreement shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board or (ii) a vote of a “majority”

(as defined in the 1940 Act) of the Company’s outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Board who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, at any time, by the Adviser, by the Board, or by vote of holders of a majority of the Company’s shares on such prior notice as may be mutually agreed upon by the parties but on not more than 60 days’ written notice to the Sub-Adviser; or on at least 60 days’ written notice by the Sub-Adviser, and will terminate upon the termination of the Advisory Agreement between the Company and the Adviser. This Agreement also will terminate automatically in the event of its assignment (as defined in the 1940 Act).

9. REPRESENTATIONS OF SUB-ADVISER. The Sub-Adviser represents, warrants, and agrees as follows:

A. The Sub-Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Sub-Adviser has provided the information about itself set forth in the Registration Statement and has reviewed the description of its operations, duties and responsibilities as set forth therein (the “Sub-Adviser Information”) and acknowledges that the Sub-Adviser Information is true and correct, contains no material misstatement of fact and does not omit any material fact necessary to make the statements therein not misleading. The Sub-Adviser further agrees to inform the Adviser promptly if it becomes known to the Sub-Adviser that any material Sub-Adviser Information ceases to be true and correct, contains a material misstatement of fact or omits any material fact necessary to make the statements therein not misleading.

B. The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Adviser and the Company with a copy of such code of ethics. On at least an annual basis, the Sub-Adviser will comply with the reporting requirements of Rule 17j-1, which may include (i) certifying to the Adviser that the Sub-Adviser and its Access Persons have complied with the Sub-Adviser’s Code of Ethics with respect to the Allocated Assets and (ii) identifying any material violations which have occurred with respect to the Allocated Assets. In the event the Sub-Adviser has identified to the Adviser a material violation that has occurred with respect to the Allocated Assets, the Sub-Adviser agrees to promptly provide to the Adviser such information as the Adviser may reasonably request in connection therewith.

C. Sub-Adviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of the Advisers Act by the Sub-Adviser, its employees, officers and agents. Upon reasonable request, Sub-Adviser shall provide the Adviser with access to the records relating to such policies and procedures as they relate to the Allocated Assets. Sub-Adviser will also provide, at the reasonable request of the Adviser, periodic certifications, in a form reasonably acceptable to the Adviser, attesting to such written policies and procedures.

D. The Sub-Adviser has provided the Adviser and the Company with a copy of its registration under the Advisers Act on Form ADV as most recently filed with the SEC and hereafter will furnish a copy of its annual amendment to the Adviser. The Sub-Adviser agrees to maintain the completeness and accuracy of its registration on Form ADV in accordance with the Advisers Act. The Sub-Adviser acknowledges that it is an “investment adviser” to the Company with respect to the Allocated Assets within the meaning of the 1940 Act and the Advisers Act.

10. AMENDMENT OF AGREEMENT. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by both parties.

11. MISCELLANEOUS.

A. CAPTIONS. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

B. ENTIRE AGREEMENT. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof.

C. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, releases or orders of the SEC validly issued pursuant to the 1940 Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, release or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, release, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, release, or order.

D. NOTICES. Any notices under this Agreement shall be in writing, addressed and delivered, telecopied or mailed postage paid, to the other party entitled to receipt thereof at such address as such party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Adviser and that of the Sub-Adviser shall be 5100 W. 115th Place, Leawood, Kansas 66211.

E. DELIVERY OF FORM ADV. The Adviser acknowledges receipt of the Sub-Adviser’s Form ADV more than 48 hours prior to the execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective duly authorized officers on the day and year first written above.

THE ADVISER:

TORTOISE CAPITAL ADVISORS, L.L.C.

By:	/s/ Diane Bono
Name:	Diane Bono
Title:	Chief Compliance Officer

THE SUB-ADVISER:

ECOFIN ADVISORS, LLC

By:	/s/ Susan Steiner
Name:	Susan Steiner
Title:	Chief Compliance Officer

SCHEDULE A

Annual rate of 1.05% of the Company’s average daily Managed Assets attributable to the

Allocated Assets.

“Managed Assets” means the total assets of the Company (including any assets attributable to any leverage that may be outstanding) minus the sum of accrued liabilities (other than debt representing financial leverage and the aggregate liquidation preference of any outstanding preferred shares). Accrued liabilities are expenses incurred in the normal course of the Company’s operations.

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